Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION AND 2011 RESERVE QUANTITIES
     DALLAS, Texas, April 19, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.103695 per unit, payable on May 13, 2011, to unit holders of record on April 29, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com.
     This month’s distribution decreased slightly from the previous month due primarily to lower production for both oil and gas in the month of February, a shorter month of production. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 45,803 bbls and 201,618 Mcf. The average price for oil was $84.38 per bbl and for gas was $7.38 per Mcf. Capital expenditures were approximately $282,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)
Current Month	45,803	201,618	$84.38	$7.38
Prior Month	56,268	244,704	$86.79	$7.19
     Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2011, attributable to the Trust from the properties appraised are approximately 6.2 million barrels of oil and 22.5 billion cubic feet of gas with a future net value of approximately $597,873,000 with a discounted value of $324,326,000.
     With the estimated quantities of this year’s reserve estimate of 6.2 million barrels of oil and 22.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2011 and is available to all unitholders at this time on the SEC website.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free — 877.228.5085